April 29, 1999


John J. Rogers, Jr.
3 Singletary Way
Hopkinton, MA  02114


Dear John,

Congratulations! It is with great pleasure that I confirm our final employment offer to you, for the position of Chief Financial Officer, reporting directly to me. The tentative start date for your new position is, Tuesday, June 1, 1999. The starting annual base salary for your new position is $175,000, paid on a semi-monthly basis. In addition to your base salary, you will also be eligible to participate in our 1999 Incentive Bonus Program with targeted pay out of 35%, of your base salary, prorated for your period of employment during the calendar year. As a part of your hiring agreement, you will receive guaranteed pay out of a minimum of 50% of your targeted bonus for your first year of employment.

We do anticipate being able to offer you a new hire grant in the ScanSoft, Inc. Employee Stock Option Plan in the amount of 400,000 shares. The details of this grant will be provided to you when the grant is finalized. All new hire grants are subject to the approval of the Board of Directors. Additionally, your position, as CFO, is eligible for accelerated vesting of all options granted, per the ScanSoft, Inc. Vesting Agreement, in the event that there is a change of ownership or control of the company.

Per the ScanSoft, Inc. Separation Policy, your position as Chief Financial Officer, would be provided with 6 (six) months' severance pay in the event that the position is eliminated due to a change of control of the business or ownership of the company. As a part of your hiring agreement, you are eligible for an additional 6 months of severance pay in the event that your position is severed for any reasons other than for Cause or Voluntary Resignation, during your first year of employment.

Additionally, we understand that resigning your position with your current employer will require that you repay a signing bonus of $25,000. We would like to assist you with your repayment costs of up to 50% of the negotiated repayment amount; to a maximum of $12,500.

As a full-time employee, you will be eligible for our comprehensive benefits package. You will also be eligible to participate in the 401(k) plan effective July 1, 1999. The enclosed material outlines all of our benefits to which you are entitled as a ScanSoft, Inc. employee.

Please be advised that ScanSoft, Inc. is an employment-at-will employer and this offer is not to be construed as an employment contract. This offer is contingent upon your satisfying the conditions of hire, including providing proof of your eligibility to work in the United States. Please read it carefully and call me if you have any questions.

April 29, 199
J. Rogers Offer Confirmation Letter                                    Page Two


We, at ScanSoft, Inc., are proud of our reputation and we feel confident that you will be a positive addition to the Senior Management Team and a strong financial leader for our organization. John, we are also confident that the CFO role will provide you with rewarding challenges and will afford you the opportunity to continue to grow your professional, financial and business skill sets.

John, we would appreciate it if you would confirm your acceptance of our employment offer, by signing this offer confirmation letter, indicating your planned start date in the space provided, and returning it to my attention as soon as possible.

If you have further questions regarding our offer, feel free to contact me at 978-977-2003. Further questions regarding new hire process or benefit programs should be directed to Candace Richter at 978-977-2106. I look forward to our working together and your joining the ScanSoft, Inc. organization.


Sincerely,

/s/ Michael K. Tivnan

Michael K. Tivnan
President

/csr
cc:      Human Resources


Enclosures/Forms:   Employment Eligibility Verification Form, Benefits Summary,
                    Proprietary Information and Conflict of Interest Agreement.


I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:


     /S/ JOHN ROGERS, JR.
-------------------------------------        ----------------------------------
NEW HIRE SIGNATURE                           DATE OF ACCEPTANCE


MY FULL TIME START DATE WILL BE:       _____________________